EXHIBIT 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements listed in the following table pertaining to the named plans of Dan River Inc. of our report dated February 20, 2004, except for Note 1 and paragraphs 2-5, 8 and 18 of Note 5, as to which the date is April 1, 2004, with respect to the consolidated financial statements and schedule of Dan River Inc. included in this Annual Report (Form 10-K) for the year ended January 3, 2004:

Form S-8 No.	Plan
333-67083	The Bibb Company 1997 Omnibus Stock Incentive Plan, Dan River Inc., Amended and Restated Stock Option Plan, as Amended, Dan River Inc. 1997 Stock Incentive Plan, Dan River Inc. 1997 Stock Plan for Outside Directors;

333-36542	Dan River Inc. 2000 Long-term Incentive Plan

333-52458	Dan River Inc. Nonqualified 401(k) and Deferred Compensation Plan for Highly Compensated Employees and Directors

333-106108	Dan River Inc. 2003 Long-term Incentive Plan

We also consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-76035) of Dan River Inc. and the related Prospectus of our report dated February 20, 2004, except for Note 1 and paragraphs 2-5, 8 and 18 of Note 5, as to which the date is April 1, 2004, with respect to the consolidated financial statements and schedule of Dan River Inc. in this Annual Report (Form 10-K) for the year ended January 3, 2004.

/s/ Ernst & Young LLP

Greensboro, North Carolina

April 16, 2004